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                             BARRY L. FRIEDMAN, P.C.


                           Certified Public Accountant


1582 TULITA DRIVE                                    OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                              FAX NO. (702) 896-0278

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Constellation 3D, Inc.
230 Park Avenue
Suite 435
New York, New York  10169

                                 January 3, 2001


Dear Ladies and Gentlemen:

I write you this letter to confirm my resignation, effective October 19, 1999, as your principal accountant to audit your financial statements. Further, I hereby confirm that my report on your financial statements for the two years prior to my resignation did not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding my resignation, there were no disagreements with me on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. I have reviewed the section entitled "Proposal Four -- Ratification of Appointment of BDO Seidman, LLP as Independent Auditors of the Company" in the preliminary proxy statement that you filed with the U.S. Securities and Exchange Commission on January 3, 2001 and I completely agree with all of the statements therein concerning my firm and the services that it performed for Constellation 3D, Inc.


Very truly yours,

/s/ Barry L. Friedman
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Barry L. Friedman
Certified Public Accountant